Exhibit 4.18

Amendment No. 1 to Mazor Robotics Ltd. 2011 Share Option Plan

THIS AMENDMENT NO. 1 to the Mazor Robotics Ltd. (the “Company”) 2011 Share Option Plan (the “Amendment” and the “Plan”, respectively) amends the Plan as set forth below effective as of the date approved by the Company’s Board of Directors (the “Board”). All capitalized terms not specifically defined in this Amendment shall have the meanings provided to them in the Plan.

WHEREAS, the Company, a corporation organized under the laws of the state of Israel, originally adopted the Plan on May 30, 2011; and

WHEREAS, the Board may, at any time, amend the Plan provided that such amendment does not impair the rights of the Grantees under an Award Agreement; and

WHEREAS, the Board has determined that it is advantageous to the Grantees to amend the Plan to enable the Company to issue Restricted Share Units (as defined below) to the Grantees.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The title of the Plan is hereby amended to read as follows:

“Mazor Robotics Ltd. 2011 Share Option and Equity Incentive Plan”.

2.	The first sentence of the Plan is hereby amended in its entirety to read as follows:

“This plan, as amended from time to time, shall be known as the Mazor Robotics Ltd. 2011 Share Option and Equity Incentive Plan (the “Plan”).

3.
All references to the terms “Option(s)” and “Stock Options” shall be replaced by the terms “Award(s)” save for Sections 9.2, 9.3 and 12 of the Plan, which shall apply to Options only.  All references to an exercise of an Award shall, as the context requires, also include the settlement of a Restricted Share Unit Award.

4.	SECTION 1 – PURPOSES OF THE PLAN

In the final sentence of Section 1, the words “opportunities to purchase shares” shall be replaced with the words “opportunities to purchase or acquire shares.”

5.	SECTION 2 - DEFINITIONS

5.1	The definition of “Adoption Date” in Section 2.2 of the Plan is hereby amended in its entirety to read as follows:

“Adoption Date means the date on which the Board adopted this Plan or any amendment thereto”

5.2	Section 2 of the Plan shall be amended by renumbering Sections 2.3 through 2.33 as Sections 2.4 through 2.34, and adding the following definition as new Section 2.3:

“ADS means American Depository Share.”

5.3	The definition of “Applicable Laws” in Section 2.4 of the Plan is hereby amended in its entirety to read as follows:

“Applicable Laws means the requirements relating to the adoption of and/or the administration of share option plans and equity incentive plans under the relevant laws and regulations of the State of Israel, any share exchange or quotation system on which the Shares may be listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan, as well as the Articles of Association of the Company.”

5.4	The definition of “Award” in Section 2.6 of the Plan is hereby amended in its entirety to read as follows:

“Award shall mean any Option, or Restricted Share Unit Award, granted to a Grantee under the Plan.”

5.5	Section 2 of the Plan shall be amended by renumbering Sections 2.20 through 2.34 as Sections 2.21 through 2.35, and adding the following definition as new Section 2.20:

“2.19
Fair Market Value means the closing transaction price (or, at the discretion of the Committee, the real time price) of a Share or an ADS (as the case may be), as reported on the Tel Aviv Stock Exchange or Nasdaq, as relevant, on the date as of which such value is being determined; provided, however, that if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.”

5.6	Section 2 of the Plan shall be amended by renumbering Sections 2.25 through 2.35 as Sections 2.26 through 2.36, and adding the following definition as new Section 2.25:

“2.25	Option means an award of a stock option under this Plan.”

5.7	Section 2 of the Plan shall be amended by renumbering Sections 2.27 through 2.36 as Sections 2.29 through 2.38, and adding the following definitions as new Sections 2.27 and 2.28:

“2.27
Performance Measures means the criteria and objectives, established by the Committee, which shall be satisfied or met during the applicable Performance Period as a condition to the entitlement and/or vesting of an Award.

2.28	Performance Period means any period designated by the Committee during which the Performance Measures applicable to an Award shall be measured.”

5.8	The definition of “Plan” in Section 2.29 of the Plan is hereby amended in its entirety to read as follows:

“Plan means this Mazor Robotics Ltd. 2011 Share Option and Equity Incentive Plan, as amended and in effect from time to time.”

5.9	Section 2 of the Plan shall be amended by renumbering Sections 2.32 through 2.39 as Sections 2.35 through 2.41, and adding the following definitions as new Sections 2.32 through 2.34:

“2.32
Restricted Share Unit means a right to receive one Share or, in lieu thereof, the Fair Market Value of such Share in cash, which shall be contingent upon the expiration of a specified Restriction Period and/or contingent upon the attainment of specified Performance Measures within a specified Performance Period.”

2.33	Restricted Share Unit Award means an award of Restricted Share Units under this Plan.

2.34
Restriction Period means any period designated by the Committee, in its absolute discretion, the completion of which shall result in the vesting of the applicable Restricted Share Unit Award.  The Committee shall have the authority to accelerate the vesting of any outstanding Restricted Share Unit Award at such time and under such circumstances as it, in its sole discretion, deems appropriate.”

5.10	The reference to “Section 8.4” in Section 2.41 of the Plan (“Vesting Schedule” shall be revised to be a reference to “Section 8.1.4.”

6.	SECTION 3 - TYPES OF AWARDS

Section 3 of the Plan is hereby amended in its entirety to read as follows:

“The Plan is intended to enable the Company to issue Awards subject to Applicable Law  and to Section 4, including without limitation (i) Awards without a trustee pursuant and subject to the provisions of Section 102 of the Israeli Income Tax Ordinance (New Version) 1961 (the “Ordinance”), as amended and any regulations, rules, orders or procedures promulgated there under including tax rules (Preferential Tax Treatment regarding Issuance of Shares to Employees), 2003 (“Section 102”) (such awards, “Non Trustee 102 Awards”); (ii) Awards allocated to a Trustee under the capital gains track pursuant and subject to the provisions of Section 102 of the Ordinance (such awards, “102 Capital Gain Awards”); (iii) Awards allocated to a Trustee under the ordinary income track pursuant and subject to the provisions of Section 102 of the Ordinance (such awards, “102 Ordinary Income Awards”); and (iv) Awards pursuant to Section 3(i) of the Ordinance (“3(i) Awards”) (all Non-Trustee 102 Awards, 102 Capital Gain Awards, 102 Ordinary Income Awards, 3(i) Awards each an “Award”, and collectively, the “Awards”).  Apart from issuance under the relevant tax regimes in the State of Israel, the Plan contemplates issuances to Grantees in other jurisdictions with respect to which the Administrator is empowered to make the requisite adjustments in the Plan and set forth the relevant conditions in the Company’s agreement with the Grantee in order to comply with the requirements of the tax regimes in said jurisdictions.

The Plan contemplates the issuance of Awards by the Company, both as a private company and as a publicly traded company.”

7.	SECTION 5 - AUTHORIZED AWARDS

In Section 5.5 of the Plan the words “share option” in the last sentence shall be replaced with the words “option or share plans.”

8.	SECTION 6 – ADMINISTRATION

In Section 6.2.7, the words “minimum statutory withholding amount” shall be replaced with the words “withholding amount.”

9.	SECTION 8 - AWARD AGREEMENTS

Section 8.1.3 of the Plan is hereby amended in its entirety to read as follows:

“8.1.3
Exercise Price. If applicable, each Award Agreement shall state the Exercise Price of the Award Shares to which the Award relates. The Exercise Price shall be subject to adjustment as provided in Section 16 hereof.”

10.	SECTION 9 - TERM OF THE PLAN

10.1	Section 9.2 of the Plan is hereby amended in its entirety to read as follows:

“9.2	Exercise of Options. The Options granted will be exercisable into Shares of the Company according to the Vesting Schedule set forth in the Award Agreement or in this Plan.”

10.2	The first paragraph of Section 9.3 of the Plan is hereby amended in its entirety to read as follows:

“9.3
Exercise Price. If applicable, the Exercise Price of the Options subject to each Award Agreement shall be determined by the Administrator, provided however, that such Exercise Price shall not be less than the par value of the share into which such Option is exercisable. The Committee may, at its sole discretion, consider allowing net exercise, or any other exercise method, subject to the provisions of applicable law. If, as of the date of exercise of an Award the Company is then permitting net exercises, the Grantee will be able to engage in a “same-day sale” cashless brokered exercise program, involving one or more brokers, through such a program that complies with the applicable laws and that ensures prompt delivery to the Company of the amount required to pay the Exercise Price and any tax”

11.	SECTION 11 – METHOD OF EXERCISE

11.1	The title of Section 11 of the Plan is hereby amended in its entirety to read as follows:

“11.	Terms of the Awards”

11.2	Section 11.1(ii) of the Plan is hereby amended in its entirety to read as follows:

“(ii)
full payment for the Award Shares with respect to which the Award is exercised as set forth in Section 12.1 below, or, in the event of a net exercise (as described in Section 9.2 above), the surrender of the relevant portion of the Shares, at the Company’s principal office.

11.3	Section 11 of the Plan shall be amended by adding the following as new Section 11.4:

“11.4	Terms of Restricted Share Unit Awards.

Restricted Share Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

11.4.1
Number of Shares and Other Terms. The number of Shares subject to a Restricted Share Unit Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) shall be determined by the Committee.

11.4.2
Vesting and Forfeiture. The Award Agreement relating to a Restricted Share Unit Award shall provide, in the manner determined by the Committee, in its discretion and subject to the provisions of this Plan:

(i)
For the vesting of such Restricted Share Unit Award (a) if the Grantee of such Award remains continuously in the employment of the Company and its Subsidiaries during the specified Restriction Period and/or (b) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period; and

(ii)
For the forfeiture of the Restricted Share Unit Award (a) if the Grantee of such Award does not remain continuously in the employment of the Company and its Subsidiaries during the specified Restriction Period and/or (b) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

11.4.3	Settlement of Vested Restricted Share Unit Awards.

Prior to the settlement of a Restricted Share Unit Award, the Grantee of such Award shall have no rights as a shareholder of the Company with respect to the Shares subject to such Award.

For the avoidance of doubt, Shares issued pursuant to the settlement of a Restricted Share Unit Award shall be “Award Shares” for all purposes under the Plan.

11.4.4
Delivery. A delivery of Shares in settlement of a Restricted Share Unit Award that vests based on a specified Restriction Period, Performance Measure(s) or any combination thereof shall occur as soon as administratively practicable following vesting, but in no event later than the fifteenth day of the third month following the close of the year in which the later of the Restriction Period or the Performance Period ends.

11.4.5
Dividend Equivalents. With respect to each Restricted Share Unit Award, the Committee, at its sole discretion, may grant a dividend equivalent unit to any Grantee upon such terms and conditions as it may establish.  Each dividend equivalent unit will entitle the Grantee, at the time of the settlement of the Award, to an additional payment equal to the dividends the Grantee would have received if the Grantee had been the actual record owner of the underlying Shares on each dividend record date prior to settlement.  The dividend equivalent unit may be settled in Shares or cash or a combination thereof.”

12.	Except to the extent amended hereby, the terms and provisions of the Plan shall remain in full force and effect.

This Amendment has been adopted by the Board of Directors of the Company as of January 1, 2018.

Chairman of the Board of Directors:

/s/ Jonathan Adereth

Jonathan Adereth.